Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES

FIRST QUARTER 2017 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Phase 2b Registrational Trial of AZEDRA® Achieved Primary Endpoint under a Special Protocol Assessment agreement with the FDA; Company on Track to Submit NDA in Mid-2017
●	Phase 2 Data for PSMA-Targeted Imaging Agent 1404 Published in Online Edition of the Journal of Nuclear Medicine; Phase 3 Study Progressing
●	Advancing Phase 2/3 Trial for PyL™ and Phase 1 Study for 1095
●	Data Highlighting Potential of Automated Bone Scan Index (aBSI) Presented at ASCO GU and Accepted for Presentation at Upcoming ASCO 2017 Meeting
●	First Quarter 2017 RELISTOR® Net Sales of $14.1 Million

NEW YORK, NY, May 4, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced financial results and provided a business update for the first quarter of 2017.

“This first quarter of 2017 was marked by major developments within our clinical pipeline, particularly the announcement of positive topline data from our registrational Phase 2b study of AZEDRA for the treatment of pheochromocytoma and paraganglioma,” said Mark Baker, Chief Executive Officer of Progenics. “The study not only achieved its primary endpoint by a significant margin, but also showed that treatment with AZEDRA resulted in favorable anti-tumor activity, a key secondary endpoint. We are now working diligently to complete our New Drug Application for this important new therapy, which we remain on track to submit by the middle of this year.”

Mr. Baker continued, “With our portfolio of PSMA-targeted therapeutics and imaging agents, we continue to leverage our Find Fight and Follow™ strategy that provides us with multiple opportunities to improve the lives of patients who have or are at risk of developing prostate cancer. During the quarter, we continued to advance clinical trials of our three prostate cancer theranostic candidates, 1404, PyL, and 1095, reported positive data regarding our Automated Bone Scan Index (aBSI), and look forward to providing further updates on our progress throughout the year.”

First Quarter and Recent Key Business Highlights

AZEDRA, Ultra-orphan radiotherapeutic candidate

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Positive Topline Results for AZEDRA Announced in the First Quarter 2017. In March 2017, Progenics reported positive topline data from its Phase 2b registrational trial of AZEDRA for the treatment of rare and difficult-to-treat neuroendocrine tumors, pheochromocytoma and paraganglioma. The primary endpoint evaluated a proportion of patients who achieved a 50% or greater reduction in all antihypertensive medication for at least six months. Under the study protocol agreed to with the U.S. Food and Drug Administration (FDA), the primary endpoint was to be achieved if the lower limit of the two-sided 95% confidence interval was above 10%. In order to achieve this primary endpoint, a minimum of 12 of the total 68 evaluable patients must have a 50% or greater reduction of all antihypertensive medication for at least 6 months.

Progenics Announces First Quarter 2017 Financial Results	Page 2

The trial met the primary endpoint with 17 of the 68 evaluable patients experiencing at least a 50% reduction in all antihypertensive medication for at least six months, with a 95% confidence interval lower limit of 16.15%. In addition, favorable data was reported for a key secondary endpoint, the proportion of patients with overall tumor response as measured by Response Evaluation Criteria in Solid Tumors (RECIST) criteria. Of the 64 RECIST evaluable patients, 92.2% of patients showed a best response of partial response or stable disease.

AZEDRA was generally well tolerated. The most common treatment emergent adverse events were nausea, thrombocytopenia, anemia, fatigue, leukopenia, and neutropenia. These events are consistent with those observed in prior AZEDRA studies.

Based on these data, the Company has already submitted non-clinical sections of the New Drug Application to the FDA and expects to complete the submission by mid-2017.

PSMA-Targeted Prostate Cancer Pipeline

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Data Presentations Highlighting Utility of Automated Bone Scan Index (aBSI). In February 2017, data was presented at the American Society of Clinical Oncology Genitourinary (ASCO GU) Meeting demonstrating the utility of Progenics’ aBSI to quantitatively assess total tumor burden during the course of disease progression as called for by the Prostate Cancer Working Group (PCWG). The data will also be presented at the upcoming ASCO 2017 meeting. Also at ASCO, a prognostic analysis of aBSI in men with metastatic castration-resistant prostate cancer (mCRPC) using data from a Phase 3 trial of a prostate cancer therapeutic will be discussed in an oral presentation.

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Phase 3 Study of 1404 Remains On-Track; Phase 2 Data Published in the Journal of Nuclear Medicine. Progenics continues to enroll patients in a Phase 3 study of 1404. The trial is designed to evaluate the specificity of the imaging agent in identifying patients without clinically significant prostate cancer as well as its sensitivity to identify patients with clinically significant disease, and will include approximately 450 patients. Progenics still expects to complete enrollment by the end of 2017.

In March 2017, data from a Phase 2 study of 1404 were published in the online edition of the Journal of Nuclear Medicine. The data reviewed previously reported results demonstrating the sensitivity of 1404 to detect prostate cancer, potentially enabling better assessment of the stage and extent of a patient’s prostate cancer versus biopsy.

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Advancing Phase 2/3 Study of PyL™. Progenics’ study evaluating the diagnostic accuracy of PyL PET/CT imaging in patients with metastatic prostate cancer continues to enroll patients. The Phase 2/3 study will enroll approximately 300 patients with recurrent and/or metastatic prostate cancer in the United States and Canada.

Progenics Announces First Quarter 2017 Financial Results	Page 3

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Initiated Phase 1 Trial of 1095. Dosing has commenced in the Phase 1 open-label dose escalation study of 1095. The study, which is being conducted at Memorial Sloan Kettering, is expected to enroll approximately 30 patients with mCRPC who have demonstrated tumor avidity to 1095. The study’s primary objectives are to determine the maximum tolerated dose, safety and tolerability, biodistribution, and efficacy.

RELISTOR, treatment for opioid-induced constipation (partnered with Valeant Pharmaceuticals International, Inc.)

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First Quarter 2017 RELISTOR® Net Sales of $14.1 Million. The first quarter 2017 sales, as reported to Progenics by its partner Valeant, translated to $2.1 million in royalty revenue for Progenics for the quarter.

First Quarter 2017 Financial Results

First quarter revenue totaled $2.3 million, down from $2.5 million in the first quarter of 2016, reflecting RELISTOR royalty income of $2.1 million compared to $2.2 million in the corresponding period of 2016.

First quarter research and development expenses increased by $0.9 million compared to the corresponding prior year period, resulting primarily from higher clinical trial and contract manufacturing expenses for PyL, partially offset by lower compensation expenses. First quarter general and administrative expenses decreased by $0.1 million compared to the corresponding prior year period, primarily attributable to lower depreciation and compensation expenses, partially offset by higher costs associated with pre-launch activities for AZEDRA. Progenics also recorded a non-cash charge of $1.9 million in the first quarter related to an increase in the fair value estimate of the contingent consideration liability primarily resulting from an increase in the probability of success of AZEDRA used to calculate the potential milestone payments to former Molecular Insight Pharmaceuticals, Inc. stockholders. Progenics recognized interest expense, including amortization of the debt discount, related to the RELISTOR royalty-backed loan, of $1.3 million in the first quarter.

Net loss attributable to Progenics for the quarter was $16.4 million or $0.23 per diluted share, compared to a net loss of $12.7 million or $0.18 per diluted share in the corresponding 2016 period. Progenics ended the quarter with cash and cash equivalents of $126.3 million, a decrease of $12.6 million compared to cash and cash equivalents as of December 31, 2016.

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 13716707. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter 2017 Financial Results	Page 4

PROGENICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016
	(unaudited)
Revenues:
Royalty income	$2,119	$2,189
License revenue	215	242
Other revenues	13	19
Total revenues	2,347	2,450

Operating expenses:
Research and development	10,005	9,149
General and administrative	5,695	5,817
Change in contingent consideration liability	1,900	200
Total operating expenses	17,600	15,166

Operating loss	(15,253)	(12,716)

Other (expense) income:
Interest (expense) income, net	(1,107)	43
Total other (expense) income	(1,107)	43

Net loss	(16,360)	(12,673)
Net loss attributable to noncontrolling interests	-	(18)
Net loss attributable to Progenics	$(16,360)	$(12,655)

Net loss per share attributable to Progenics – basic and diluted	$(0.23)	$(0.18)
Weighted average shares outstanding – basic and diluted	70,196	69,946

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
Cash and cash equivalents	$126,306	$138,909
Accounts receivable, net	2,097	4,864
Property and equipment, net	4,702	4,760
Intangible assets, net and goodwill	43,602	43,655
Other assets	6,147	6,798
Total assets	$182,854	$198,986

Current liabilities	$14,353	$16,357
Acquisition-related contingent consideration liability	16,100	14,200
Long-term debt, deferred tax and other liabilities	63,146	63,667
Total liabilities	93,599	94,224
Total stockholders’ equity	89,255	104,762
Total liabilities and stockholders’ equity	$182,854	$198,986

Progenics Announces First Quarter 2017 Financial Results	Page 5

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) are approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for OIC approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

Important Safety Information about RELISTOR

RELISTOR (methylnaltrexone bromide) Tablets are contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with OIC and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie’s syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn’s disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The most common adverse reactions (≥ 12%) in adult patients with OIC and chronic non-cancer pain receiving RELISTOR tablets were abdominal pain, diarrhea, headaches, abdominal distention, hyperhidrosis, anxiety, muscle spasms, rhinorrhea, and chills. Adverse reactions of abdominal pain, diarrhea, hyperhidrosis, anxiety, rhinorrhea, and chills may reflect symptoms of opioid withdrawal.

Please see complete Prescribing Information for RELISTOR at www.valeant.com. For more information about RELISTOR, please visit www.RELISTOR.com.

Progenics Announces First Quarter 2017 Financial Results	Page 6

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer. Progenics’ pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyL™), and 3) imaging analysis tools. Progenics’ first commercial product, RELISTOR® (methylnaltrexone bromide) for OIC, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns; and general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on our website, and in our press releases and reports we file with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release only as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in Progenics’ SEC filings.

(PGNX-F)

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